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                                                                    EXHIBIT 99.3


FOR IMMEDIATE RELEASE                                          FEBRUARY 22, 2001


                    SPRINGS BOARD APPOINTS SPECIAL COMMITTEE

         FORT MILL, SC -- Springs Industries, Inc. announced today that its Board of Directors has created a special committee composed of all the independent directors of Springs to consider the proposal made February 20, 2001 by the Close family and Heartland Industrial Partners, L.P. to take Springs private. The special committee has hired UBS Warburg as its financial advisor, and Sullivan & Cromwell as its legal advisor, to assist the special committee in its consideration of the proposal. Springs does not anticipate making any additional public statements regarding the proposal until the special committee has determined whether or not to approve the proposal.

         Springs Industries (NYSE: Ticker Symbol SMI) supplies leading retailers with a complete line of sheets, towels, comforters, window treatments and other coordinated home fashions designed to simplify home decorating for every consumer. Our major brands are Wamsutta(R), Springmaid(R), Graber(R), Bali(R), Nanik(R), and Dundee(R). Springs also markets bed and bath products for institutional and hospitality customers, home sewing fabrics, and baby bedding and baby apparel products. The company operates facilities in 13 U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.

                                 WWW.SPRINGS.COM